EXHIBIT 99.2

inTEST Corporation

SECOND QUARTER 2020 EARNINGS ANNOUNCEMENT

CONFERENCE CALL SUPPLEMENTAL INFORMATION

AUGUST 6, 2020

inTEST Corporation (NYSE American: INTT) is providing Supplemental Information in conjunction with our 2020 second quarter press release in order to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. The conference call will begin today, Thursday, August 6, 2020, at 6:00 pm EDT. To access the conference call, please dial (323) 794-2598 or (800) 458-4121. The passcode for the conference call is 1878028. Please reference the inTEST 2020 Q2 Financial Results Conference Call. In addition, a live webcast will be available on inTEST’s website, www.intest.com under the “Investors” section and a replay of the webcast will be available for one year following the live broadcast.

The historical roots of inTEST serve the inherently cyclical semiconductor market. In addition, we also serve a number of diversified growth markets for our precision equipment. As the cornerstone of inTEST, the semiconductor market (Semi Market) is an important component of our business. Complementing this market is our ‘Non-Semi’ market, which is referred to as ‘Multimarket.’ ‘Multimarket’ represents our diversification and refers to any markets other than the semiconductor market. This stems from our strategic objective of growing our business in non-semiconductor markets both organically as well as through acquisition. It is important to note that business within our Thermal segment can fall into either ‘Semi’ or ‘Multimarket,’ depending upon how our customers utilize our products or upon their respective applications.

Please see the “Reconciliation of Net Earnings (Loss) (GAAP) to EBITDA (Non-GAAP)” later in this document for more details on this non-GAAP financial measure, as well as a reconciliation from net earnings (loss) to EBITDA.

Summary of Business and Financial Highlights

Today we reported the following results for the second quarter of 2020:

●

Bookings were $13.9 million, up 1% from $13.8 million reported for Q1 2020, and down 13% from $15.9 million reported for Q2 2019. Multimarket bookings were 48% of total bookings for Q2 2020, compared to 51% in Q1 2020 and 46% in Q2 2019.

●

Net revenues were $13.3 million, up 18% from $11.2 million reported for Q1 2020, and down 8% from $14.4 million reported for Q2 2019. Multimarket net revenues were 48% of total net revenues for Q2 2020, compared to 55% in Q1 2020 and 47% in Q2 2019.

●	Gross margin was $6.1 million or 46%, up from $4.9 million or 43% reported for Q1 2020, and down from $6.7 million or 47% reported for Q2 2019.
●	Operating income was $201,000, up from an operating (loss) of $(1.4) million reported for Q1 2020 and up from an operating (loss) of $(294,000) reported for Q2 2019.
●

Net earnings were $170,000 or $0.02 per diluted share, up from a net (loss) of $(1.1) million or $(0.11) per diluted share reported for Q1 2020, and up from a net (loss) of $(187,000) or $(0.02) per diluted share reported for Q2 2019.

Summary of Bookings and Net Revenues

Bookings by end market served in dollars and as a percentage of total bookings and net revenues by end market served in dollars and as a percentage of total net revenues for the periods presented:

($ in 000s)	Three Months Ended
					Change				Change
	6/30/2020		3/31/2020		$	%	6/30/2019		$	%
Bookings
Industrial	$3,476	25.0%	$5,061	36.7%	$(1,585)	-31.3%	$4,623	29.0%	$(1,147)	-24.8%
Electronic Test	3,143	22.6%	2,023	14.7%	1,120	55.4%	2,669	16.8%	474	17.8%
Multimarket (Non-Semi)	$6,619	47.6%	$7,084	51.4%	$(465)	-6.6%	$7,292	45.8%	$(673)	-9.2%
Semi Market	7,299	52.4%	6,692	48.6%	607	9.1%	8,629	54.2%	(1,330)	-15.4%
	$13,918	100.0%	$13,776	100.0%	$142	1.0%	$15,921	100.0%	$(2,003)	-12.6%

Net Revenues
Industrial	$3,899	29.5%	$4,227	37.7%	$(328)	-7.8%	$4,279	29.8%	$(380)	-8.9%
Electronic Test	2,518	19.0%	1,992	17.7%	526	26.4%	2,432	16.9%	86	3.5%
Multimarket (Non-Semi)	$6,417	48.3%	$6,219	55.4%	$198	3.2%	$6,711	46.8%	$(294)	-4.4%
Semi Market	6,858	51.7%	5,011	44.6%	1,847	36.9%	7,641	53.2%	(783)	-10.2%
	$13,275	100.0%	$11,230	100.0%	$2,045	18.2%	$14,352	100.0%	$(1,077)	-7.5%

Second quarter 2020 Multimarket bookings were $6.6 million, or 48% of total bookings, compared with $7.1 million, or 51% of total bookings in the first quarter.

Second quarter 2020 Multimarket net revenues were $6.4 million, or 48% of total net revenues, compared with $6.2 million, or 55% of total net revenues in the first quarter.

Top 10 customers represented 36% of net revenues for the second quarter and there were no customers that exceeded 10% of net revenues.

Summary of Component Material Costs, Cost of Revenues and Gross Margin

Component material costs, cost of revenues and gross margin in dollars and as a percentage of total net revenues in the periods presented:

($ in 000s)	Three Months Ended
	6/30/2020		3/31/2020		6/30/2019

Consolidated
Component material costs	$4,378	33.0%	$3,397	30.3%	$4,641	32.3%
Cost of revenues	$7,208	54.3%	$6,363	56.7%	$7,633	53.2%
Gross margin	$6,067	45.7%	$4,867	43.3%	$6,719	46.8%

Second quarter 2020 gross margin was $6.1 million, or 46%, as compared with $4.9 million, or 43%, in the first quarter. The improvement in the gross margin was the result of a decrease in our fixed manufacturing costs as a percentage of net revenues in the second quarter. This improvement was partially offset by an increase in our consolidated component material costs from 30.3% in Q1 to 33.0% in Q2. The increase reflects higher component material costs in both our Thermal and EMS segments which were the result of less favorable product and customer mix in both segments.

Fixed manufacturing costs decreased $82,000 or 3% sequentially, to $2.4 million in Q2 2020, and were more favorably absorbed in the second quarter due to the higher net revenues. As a result, these costs represented 17.8% of our net revenues in the second quarter as compared to 21.8% in the first quarter. The decrease in the dollar amount of our fixed manufacturing costs was driven by decreased salary and benefits expense in our Thermal segment.

Summary of Results of Operations

Results of operations in dollars and as a percentage of total net revenues in the periods presented:

	Three Months Ended
(Amounts in 000s, except per share data)					Change				Change
	6/30/2020		3/31/2020		$	%	6/30/2019		$	%
Net revenues	$13,275	100.0%	$11,230	100.0%	$2,045	18.2%	$14,352	100.0%	$(1,077)	-7.5%
Cost of revenues	7,208	54.3%	6,363	56.7%	845	13.3%	7,633	53.2%	(425)	-5.6%
Gross margin	6,067	45.7%	4,867	43.3%	1,200	24.7%	6,719	46.8%	(652)	-9.7%
Selling expense	1,761	13.3%	2,052	18.3%	(291)	-14.2%	2,087	14.6%	(326)	-15.6%
R&D expense	1,217	9.2%	1,292	11.5%	(75)	-5.8%	1,208	8.4%	9	0.7%
G&A expense	2,888	21.7%	2,884	25.7%	4	0.1%	3,718	25.9%	(830)	-22.3%
Operating expenses	5,866	44.2%	6,228	55.5%	(362)	-5.8%	7,013	48.9%	(1,147)	-16.4%
Operating income (loss)	201	1.5%	(1,361)	-12.2%	1,562	-114.8%	(294)	-2.1%	495	-168.4%
Other income (expense)	(18)	-0.1%	(32)	-0.2%	14	43.8%	(6)	0.0%	(12)	-200.0%
Pre-tax income (loss)	183	1.4%	(1,393)	-12.4%	1,576	-113.1%	(300)	-2.1%	483	-161.0%
Income tax expense (benefit)	13	0.1%	(250)	-2.2%	263	105.2%	(113)	-0.8%	126	-111.5%
Net income (loss)	$170	1.3%	$(1,143)	-10.2%	$1,313	114.9%	$(187)	-1.3%	$357	190.9%

Diluted EPS	$0.02		$(0.11)				$(0.02)
Weighted Avg Shares - diluted	10,259		10,221				10,411

EBITDA	$672	5.1%	$(927)	-8.3%	$1,599	-172.5%	$199	1.4%	$473	237.7%

Results of Operations Highlights

Selling expense decreased by 14% sequentially to $1.8 million for the second quarter. The $291,000 decrease was driven primarily by reduced levels of travel as well as lower salary and benefit costs, and to a lesser extent, reduced spending on advertising and lower commission expense.

Engineering and product development expense decreased 6% sequentially to $1.2 million for the second. The $75,000 decrease was primarily driven by decreased use of third-party product development consultants as well as reduced patent legal costs.

General and administrative expense was $2.9 million for both the first and second quarters, with reduced salary and benefit expense fully offset by increases in professional fees and profit-related bonuses.

Other expense was $18,000 in the second quarter compared to $32,000 in the first quarter. Other expense in the second quarter was primarily driven by $25,000 in interest expense related to $2.8 million in borrowings under our $7.5 million working capital line of credit, which were borrowed and repaid during the quarter. Other expense during the first quarter was primarily driven by foreign exchange transaction losses of $38,000.

We accrued income tax expense of $13,000 in the second quarter, reflecting a 7% effective tax rate. This compares to a $250,000 income tax benefit booked in the first quarter, which reflected an effective tax rate of 18%. We expect that our effective tax rate will range from 15% to 17% throughout the balance of 2020 and the higher effective tax rate in the second quarter was driven by additional book to tax return adjustments.

For the quarter ended June 30, 2020, we had net earnings of $170,000 or $0.02 per diluted share, compared to a net loss of $(1.1) million or $(0.11) per diluted share for the first quarter.

Diluted weighted average shares outstanding were 10,258,917 for the second quarter of 2020. We issued 15,840 shares of restricted stock during the second quarter and did not repurchase any shares.

Depreciation expense was $155,000 for the second quarter (which was unchanged from the first quarter), while acquired intangible amortization was $309,000 (compared to $311,000 for the first quarter). Restricted stock compensation expense was $208,000 for the second quarter of 2020.

EBITDA increased from $(927,000) for the first quarter to $672,000 reported for the second quarter.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at the end of the second quarter were $7.4 million, up $106,000 from March 31, 2020. During the quarter we had cash flow provided by operations of $200,000. During the quarter we borrowed and repaid $2.8 million under our $7.5 million working capital line of credit. Today cash stands at $6.5 million.

We currently expect cash and cash equivalents to increase by 12/31/20.

Accounts receivable increased $1.4 million to $9.5 million at June 30, 2020 with 65 DSO.

Inventories increased $210,000 to $7.9 million at June 30, 2020, which corresponded to 160 days of inventory.

Capital expenditures during the second quarter were $110,000, up from $80,000 in the first quarter.

The backlog at the end of June was $8.7 million, up from $8.1 million at March 31, 2020.

Reconciliation of Net Earnings (Loss) (GAAP) to EBITDA (Non-GAAP)

($ in 000s)	Three Months Ended
	6/30/2020	3/31/2020	6/30/2019

Net earnings (loss) (GAAP)	$170	$(1,143)	$(187)
Acquired intangible amortization	309	311	315
Interest expense	25	-	-
Income tax expense (benefit)	13	(250)	(113)
Depreciation	155	155	184
EBITDA (Non-GAAP)	$672	$(927)	$199

Non-GAAP Results

In addition to disclosing results that are determined in accordance with GAAP, we also disclose EBITDA, which is a non-GAAP financial measure. EBITDA is derived by adding acquired intangible amortization, interest expense, income tax expense and depreciation to net earnings (loss). This non-GAAP financial measure is provided as a complement to the results provided in accordance with GAAP. EBITDA is a non-GAAP financial measure presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges, income tax expense (benefit) and depreciation as these expenses or income items may not be indicative of our current core business or future outlook. This non-GAAP financial measure is used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. A reconciliation from net earnings (loss) to EBITDA, is contained in the table above. The presentation of a non-GAAP financial measure is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

Forward-Looking Statements

This supplemental information includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of our plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. Our forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” or “anticipates” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this supplemental information, such risks and uncertainties include, but are not limited to, the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations, including as a result of evolving public health requirements in response to the pandemic such as government mandated facility closures, availability of employees, supply chain and distribution interruptions, customers’ inability or refusal to accept product deliveries and the sufficiency of our current level of working capital to address our cash requirements; indications of a change in the market cycles in the Semi Market or other markets we serve including as a result of the COVID-19 pandemic; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors, generally and as a result of the COVID-19 pandemic; the success of our strategy to diversify our business by entering markets outside the Semi Market; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; our ability to borrow funds or raise capital to finance potential acquisitions; changes in the rates and timing of capital expenditures by our customers including as a result of the COVID-19 pandemic; success of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2019 and quarterly report on Form 10-Q for the quarter ended March 31, 2020 and subsequent quarterly reports on Form 10-Q. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information in this supplemental information to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

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